Exhibit 23.2






CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2006 relating to the consolidated financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Humana Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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Louisville, Kentucky
March 31, 2006